UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Celadon Group, Inc.
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Celadon Group, Inc.
9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 11, 2015

To Our Stockholders:

You are cordially invited to attend the 2015 annual meeting of stockholders (the "Annual Meeting") of Celadon Group, Inc., a Delaware corporation (the "Company"), to be held at our principal executive offices, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235 at 10 a.m. local time, on Friday, December 11, 2015, for the following purposes:

1.	to consider and act upon a proposal to elect five directors of the Company;
2.	to conduct an advisory, non-binding vote on executive compensation; and
3.	to transact such other business as may properly come before the annual meeting.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on October 13, 2015, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.  Shares of common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. You may also vote on the Internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone using a touch-tone telephone and calling 1-800-690-6903. The prompt return of your proxy may save us additional expenses of solicitation.

By order of the Board of Directors

/s/	Kenneth Core
Kenneth Core
Secretary

Indianapolis, Indiana
October 27, 2015

CELADON GROUP, INC.

9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 11, 2015

GENERAL INFORMATION

This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Celadon Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held on Friday, December 11, 2015, beginning at 10 a.m. local time, at our principal executive offices located at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235, and any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the "Internet Notice") was first mailed on or about October 27, 2015 to stockholders of record at the close of business on October 13, 2015 (the "Record Date").  The Internet Notice will instruct you as to how you may access and review the proxy materials.  The Proxy Statement, the proxy card, and our Annual Report are first being made available to stockholders on October 27, 2015.

The terms "Company," "we," "us," and "our" refer to Celadon Group, Inc. and its subsidiaries.

Voting by Proxy

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS. When a proxy is executed and returned prior to the Annual Meeting, the proxy will be voted according to the instructions made by the stockholder when granting the proxy. Where specific choices are not indicated, all proxies received pursuant to this solicitation will be voted (i) FOR the election of the director nominees named below; (ii) FOR approval of the advisory resolution on executive compensation; and (iii) with respect to any other matters properly brought before the Annual Meeting, in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with the judgment of the proxy holders. We have not received notice of other matters that properly may be presented for voting at the Annual Meeting.

Your executed proxy appoints each person appointed to vote the proxies as your duly authorized attorney-in-fact and gives such person the power to represent and vote at the Annual Meeting all shares of our outstanding common stock that you are entitled to vote as a stockholder.  Such person will vote your shares as instructed by you on your proxy.  If you do not provide voting instructions on Proposals 1 or 2, or for any other matters properly presented at the Annual Meeting, your proxy also gives such person the discretionary authority to vote your shares represented thereby as recommended above by the Board of Directors and in accordance with such person's best judgment.

Voting Rights

Only stockholders of record at the close of business on the Record Date ("Stockholders") are entitled to vote, either in person or by valid proxy, at the Annual Meeting. As of the close of business on the Record Date, there were issued and outstanding 27,851,827 shares of common stock, par value $.033 per share, entitled to cast votes on all matters subject to a vote at the Annual Meeting. The total number of issued and outstanding shares excludes approximately 285,839 shares of common stock underlying issued and outstanding stock options granted under our incentive stock plans and other arrangements. Stockholders are entitled to one vote for each share of common stock held of record. Holders of unexercised options or other rights to acquire common stock are not entitled to vote the underlying shares at the Annual Meeting, but holders of restricted stock are entitled to vote such shares at the Annual Meeting. We have no other class of stock outstanding. Stockholders are not entitled to cumulative voting in the election of directors.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present. A quorum is present if the holders of a majority of the total number of shares of common stock issued and outstanding as of the Record Date are represented at the Annual Meeting in person or by proxy. Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.

Required Vote

Directors are elected by an affirmative vote of a plurality of the votes cast by Stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, which means the director nominees receiving the highest number of votes for their election will be elected as directors. Approval of any other matter properly submitted to Stockholders for action at the Annual Meeting requires the affirmative vote of a majority of the votes cast by Stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, unless a different vote is required by law or our certificate of incorporation or bylaws. Abstentions and broker non-votes are not considered affirmative votes and thus will have no effect on the election of directors by a plurality vote, but will have the same effect as negative votes with respect to the approval of any other matter submitted to Stockholders.

Voting Instructions

Your method of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent, you are a "registered holder" and considered the stockholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a "beneficial owner" of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our common stock, you may vote your shares either by (i) telephone by calling a toll-free number, (ii) using the Internet and visiting the designated website, (iii) mailing in your proxy card, or (iv) attending the Annual Meeting and notifying and obtaining a ballot from the Secretary prior to the occurrence of any votes.  We have arranged for telephone and Internet-voting procedures to be used. These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone or the Internet is 11:59 p.m. Eastern Daylight Time on Thursday, December 10, 2015.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution.  A beneficial owner of shares may not vote in person at the Annual Meeting unless they obtain from their broker or institution a legal proxy that gives you the right to vote the shares.

Right to Attend the Meeting; Revocation of Proxy

Returning a proxy now will not interfere with a Stockholder's right to attend the Annual Meeting or to vote his or her shares personally at the Annual Meeting, if he or she wishes to do so. Stockholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice of revocation to our Secretary at the address of our principal executive offices, by executing a subsequent proxy and delivering it to our Secretary at such address, or by attending the Annual Meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal and will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding common stock. Proxies will be solicited by mail and may be solicited personally by directors, officers, or regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2015 Annual Report to Stockholders that was made available on or about October 27, 2015, together with this Notice of Annual Meeting and Proxy Statement, to all Stockholders. A copy of our Annual Report is available free of charge on the Investors section of our corporate website at http://www.celadontrucking.com. Except to the extent it is incorporated by specific reference, our Annual Report is not incorporated into this Proxy Statement, and is not considered proxy-soliciting material.

Important Information to Read with this Proxy Statement

This Proxy Statement contains the proposals to be considered by Stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of BKD, LLP ("BKD"), our independent registered public accounting firm; and instructions for stockholders who want to make proposals at the next Annual Meeting of Stockholders. EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE COMPLETING AND RETURNING THE ENCLOSED PROXY CARD.

Electronic Access to Proxy Statement and Form 10-K

This Proxy Statement and our 2015 Form 10-K may be viewed online at www.celadontrucking.com; provided, you may not cast any votes through our website. If you are a Stockholder, you can elect to receive future Forms 10-K and proxy statements electronically by marking the appropriate box on your proxy form. If you choose this option and remain a stockholder at such time, you will receive a proxy form prior to the next Annual Meeting of Stockholders listing the website locations at which the Form 10-K and proxy statement can be found and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold our stock through a bank, broker, or another holder of record, refer to the information provided by that entity for instructions on how to elect this option. Selecting this option will save us the time and expense of printing and mailing these materials to you.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, Stockholders will elect directors to serve as the Board of Directors until our Annual Meeting of Stockholders following our 2016 fiscal year or until their successors are duly elected and qualified. Upon recommendation by the Nominating and Corporate Governance Committee of the Board of Directors, our Board of Directors has nominated Stephen Russell, Robert Long, Catherine Langham, Michael Miller, and Paul Will for election as directors. Each of these nominees is presently serving as a director. In the absence of contrary instructions, each proxy will be voted for the election of all of the proposed directors.

If any of the nominees named above become unable for any reason or unwilling for good cause to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

Nominees for Directorships

Information concerning the names, ages, positions with the Company, tenure as a director, and business experience of nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below. All references to experience with the Company include positions within our operating subsidiaries. All executive officers are elected annually by the Board of Directors.

Paul Will, 49, was named Chairman of the Board ("Chairman") in July 2015 and has served as our Chief Executive Officer ("CEO") since December 2012. He has served as a director since August 2007. Mr. Will served as our President from November 2010 to July 2015. He was Vice-Chairman of the Board from August 2007 to December 2012. He was our COO and President from July 2011 to December 2012.  He was our COO, President, and Assistant Secretary from November 2010 to July 2011. Mr. Will also served as our Executive Vice President, Chief Financial Officer ("CFO"), Assistant Secretary, and Treasurer, from February 2004 to November 2010; Executive Vice President, CFO, Secretary, and Assistant Treasurer from May 2002 to January 2004; Executive Vice President, CFO, Assistant Secretary, and Assistant Treasurer from September 2001 to May 2002; Vice President, CFO, Assistant Secretary, and Assistant Treasurer from December 2000 to September 2001; Vice President, CFO, and Secretary from December 1998 to December 2000; Vice President, Secretary, and Controller from September 1996 to December 1998; Vice President and Controller for Celadon Trucking Services, Inc. from January 1996 to September 1996; and Controller from September 1993 to January 1996. Mr. Will is a certified public accountant and serves on the boards of Indianapolis Chamber of Commerce, Indiana Motor Truck Association (IMTA) and EmployIndy (formerly the Indianapolis Private Industry Council).  He formerly served as Chairman of the American Trucking Associations' ("ATA") National Accounting and Finance Council. The Board believes that Mr. Will's significant knowledge and thorough understanding of our business operations and industry, which is attributed to his long-term professional experience with our Company, and his financial background qualify him to serve on our Board. Mr. Will's experience serving in various positions within our Company provides us with unique insight into the different challenges and opportunities facing the Company.

           Stephen Russell, 75, is our founder and has been a director since our inception in July 1986. Mr. Russell served as CEO and Chairman from July 1986 until December 2012, when he transitioned to serving solely as Chairman until July 2015.  He was our President from September 2000 to October 2004. Mr. Russell's leadership and industry knowledge helped guide our Company through periods when volatile economic conditions persisted. In addition to his role within our Company, he previously served as a member of the ATA's Executive Committee, Chairman of the ATA's Audit Committee, Chairman of the ATA's Homeland Security Policy Committee, and as a member of the Board of the Truckload Carriers Association. Mr. Russell also has served as Chairman of the Board of Governors of the Indianapolis Museum of Art. The Board believes that Mr. Russell's significant and extensive understanding of our business and industry developed over the past 25 years, as well as his leadership skills, qualify him for continued service as a director.

Catherine Langham, 57, has served as a director since July 2007. She is a member of the Audit Committee and the Compensation Committee, and serves as chairperson of the Nominating and Corporate Governance Committee of the Board. Ms. Langham is President and CEO of Langham Logistics, Inc. ("LLI"), a global freight management company specializing in expedited transportation, warehousing, and distribution based in Indianapolis, Indiana. Ms. Langham has been with LLI since its inception over twenty years ago and brings extensive experience in the logistics industry to her role as a director. Ms. Langham serves as a director of The Finish Line, Inc., and as chairperson of H.H. Gregg. Ms. Langham was a director of Marsh Supermarket, Inc. from 1998 through September 2006 and previously served as a member of the Regions Bank Board of Advisors, as a member of the Board of the Indiana Economic Development Corporation, as Chairperson of the Greater Indianapolis Chamber of Commerce, and as the Chairperson of both the Board of the National Association of Women Business Owners, Indiana Chapter, and of the Air Forwarders Association. Ms. Langham's experience provides the Board with unique insight into business development and management oversight. The Board believes Ms. Langham's extensive experience serving on Boards coupled with her strategic planning, business development, industry knowledge, and management skills qualify her to serve on our Board.

Michael Miller, 70, has been one of our directors since February 1992. Mr. Miller is our lead independent director, a member of the Audit Committee and Nominating and Corporate Governance Committee, and serves as the chairman of the Compensation Committee. Mr. Miller has been Chairman of the Board and CEO of Aarnel Funding Corporation, a venture capital/real estate company, since 1974, a partner of Independence Realty, an owner and manager of real estate properties since 1989, and President and CEO of Miller Investment Company, Inc., a private investment company, since 1990. Mr. Miller previously served as President, Secretary, Treasurer, and director of Morlex, Inc., a "blank check" shell public company. Mr. Miller has a long and extensive experience with our business. The Board believes that Mr. Miller's extensive history with our Company, coupled with his senior executive, operating, corporate governance, finance and financial accounting oversight experience from publicly and privately held companies, qualify him to serve on our Board.

Robert Long, 61, became a Celadon director in December 2014. Mr. Long is a member of the Compensation Committee and Nominating and Corporate Governance Committee, and serves as chairman of the Audit Committee.  Mr. Long retired from KPMG in December 2006 as managing partner of the firm's Indianapolis office. He began his career in KPMG's Atlanta office in 1977 and served as audit partner for a variety of public and privately held manufacturing, transportation and financial services companies, including audits conducted in conformity with Public Company Accounting Oversight Board (United States) ("PCAOB") standards.  Since April 2007, he has served on the Audit Committee of the Federal Home Loan Bank of Indianapolis, a public wholesale bank, including serving as the Chairman of the Audit Committee and designated financial expert since September 2009.  He also served as Chairman of the Audit Committees of Schulman Associates Institutional Review Board, a private-equity owned company that provides independent review services to pharmaceutical and clinical research companies, from October 2009 through December 2014, Beefeaters Holding Company, a private-equity owned producer and distributor of pet treats, from August 2010 through August 2015, and Kenra LLC, a private-equity owned producer and distributor of professional hair care products, from April 2007 through December 2008.  Mr. Long also served as Chairman of the Board of Kenra LLC from January 2009 through December 2010. The Board believes Mr. Long's extensive accounting and public company experience, including his board experience, qualifies him to serve on our Board.

Pursuant to Section 145 of the Delaware General Corporation Law, our certificate of incorporation provides that we shall, to the full extent permitted by law, indemnify all of our directors, officers, incorporators, employees, and agents against liability for certain of their acts. Our certificate of incorporation also provides that, with a number of exceptions, none of our directors shall be liable to us for damages for breach of a fiduciary duty as a director.

CORPORATE GOVERNANCE

Applicable Corporate Governance

Our common stock has been listed on the New York Stock Exchange (the "NYSE") since November 2009 and we are subject to the NYSE listing standards, including those related to corporate governance. Prior to listing on the NYSE, our common stock was traded on the Nasdaq Global Select Market ("NASDAQ"), and we were subject to the NASDAQ listing standards, including those related to corporate governance. As a publicly traded company, we are also subject to the rules and regulations of the Securities and Exchange Commission ("SEC").

The Board of Directors

Meetings. Our Board of Directors held ten (10) meetings during the fiscal year ended June 30, 2015. No director attended less than 75% of the meetings of the Board of Directors and each committee on which he or she served. In addition, all directors are encouraged to attend the Annual Meeting, although we do not have a formal policy regarding director attendance at annual meetings. All of our then-current directors attended the Annual Meeting of Stockholders following our 2014 fiscal year.

Independent Directors. Our Nominating and Corporate Governance Committee, which is also responsible for the nomination of candidates for the Board of Directors, has reviewed (i) the SEC regulatory and NYSE listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual's independence specifically for purposes of serving on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee and as an "audit committee financial expert," and (iii) each such individual's professional experience, education, skills, ability to provide differences of viewpoint, and other qualities among our Board membership.  After concluding its review, the Nominating and Corporate Governance Committee submitted its independence recommendation for our Board of Directors.  Our Board then made its independence determinations based on the Nominating and Corporate Governance Committee's recommendations.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the following directors are "independent" under NYSE Rule 303A.02: Catherine Langham, Michael Miller and Robert Long (collectively, the "Independent Directors"). Except in their capacities as directors or as holders of an immaterial amount of securities of other entities, none of the Independent Directors either directly or in his or her capacity as a partner, stockholder, officer, or similar position of another organization, has or in the past three years had any business or financial relationship with us or any of our subsidiaries. None of the Independent Directors or any of their immediate family members has or had any of the disqualifying relationships with us or our subsidiaries specified in NYSE Rule 303A.02.

Executive Sessions. In fiscal 2015, pursuant to NYSE Rule 303A.03, our Independent Directors held four (4) meetings, referred to as "executive sessions," at which only the Independent Directors were present. Mr. Miller currently serves as the Lead Outside Director and will continue in that capacity following the Annual Meeting. The Lead Outside Director acts as the lead independent director and is the presiding director for all executive sessions. Our Independent Directors will continue to hold at least two meetings annually at which only independent directors are present.

Board Leadership Structure.  The Board is currently composed of five (5) directors. Paul Will was named Chairman in July 2015 and has served as the CEO since December 2012. We believe that having Mr. Will serve in both roles is optimal considering his experience with the Company and the suitability of this structure for facilitating proper and efficient Board functioning and communication. Mr. Miller continues to serve as the lead independent director.

Risk Oversight. The Board of Directors has assigned the assessment of risk to the Audit Committee. Management reports to the Audit Committee with respect to the overall enterprise risk environment, including both business and financial risk of the Company's operations. The Audit Committee works closely with management to identify and evaluate risk and reports directly to the Board of Directors.

Communications with the Board of Directors. Our Board of Directors has adopted procedures by which our stockholders may communicate with members of the Board of Directors, including the independent directors, individually or as a group. If you wish to communicate with the entire Board of Directors, you may send correspondence to them addressed as follows: The Board of Directors, Celadon Group, Inc., c/o Paul Will – Chairman of the Board and CEO, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235. Written communications addressed in this manner will be copied and distributed to each director at or prior to the next meeting of the Board of Directors. If you wish to communicate with an individual director, you may send correspondence addressed to him or her as follows: Name – Director, Celadon Group, Inc., c/o Paul Will – Chairman of the Board and CEO, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana 46235. Written communications received in this manner will not be opened, but rather delivered unopened to the director to whom they are addressed at or prior to the next meeting of the Board of Directors, following clearance through normal security procedures.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board of Directors does not maintain any other standing committees.

Audit Committee

Functions, Meetings, and Composition of the Audit Committee.  The responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below. The Audit Committee met four (4) times during fiscal 2015. Mr. Long, Ms. Langham, and Mr. Miller served on the Audit Committee, with Mr. Long serving as the chairperson. Each member of the Audit Committee satisfies the independence and audit committee membership criteria set forth in NYSE Rule 303A.07. Specifically, each member of the Audit Committee:

•	is independent under NYSE Rule 303A.02;
•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and
•	is financially literate, as our Board of Directors has interpreted such qualification in its business judgment.

Audit Committee Financial Expert. The Board of Directors has determined that at least one "audit committee financial expert," as defined under Item 407(d)(5)(ii) of Regulation S-K, currently serves on the Audit Committee. The Board of Directors has identified Mr. Long as an audit committee financial expert. Mr. Long is "independent", as independence for audit committee members is defined under applicable SEC and NYSE rules. The Board of Directors has determined that Mr. Long possesses adequate accounting and related financial management expertise, as our Board interprets such qualifications in its business judgment under relevant SEC and NYSE rules.

Audit Committee Charter. Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties. The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis. A copy of the Audit Committee's current charter is available on our website at http://www.celadontrucking.com.

Audit Committee Report. In performing its duties, the Audit Committee, pursuant to applicable SEC rules, issues a report recommending to the Board of Directors that our audited financial statements be included in the Form 10-K, and relating to certain other matters, including the independence of our public accounting firm. The fiscal 2015 Report of the Audit Committee is set forth below.

The Report of the Audit Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Report of the Audit Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Audit Committee Report for Fiscal 2015

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of our financial reports and financial reporting processes and financial reporting internal control systems. Management has primary responsibility for the preparation, accuracy, integrity, and fair presentation of our financial statements and the overall reporting process, including maintenance of our internal control systems. We retain an independent registered public accounting firm that is responsible for conducting an independent audit of our financial statements, the effectiveness of management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting in accordance with the standards of the PCAOB, and issuing a report thereon.

In performing its duties, the Audit Committee has reviewed and discussed our financial statements, management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and our independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and the independent registered public accounting firm.

For the fiscal year ended June 30, 2015, the Audit Committee reviewed and discussed the audited financial statements for such fiscal year with management and BKD, our independent registered public accounting firm during such fiscal year. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Item 2-07 of Regulation S-X (Communication with Audit Committees) of the SEC and Auditing Standard No. 16 (Communication with Audit Committees), as amended,  adopted by the PCAOB and approved by the SEC.

The Audit Committee has received the written disclosures from the independent registered public accounting firm required by PCAOB Ethics and Independence Rules 3526, "Communication with Audit Committees Concerning Independence" and discussed with the independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC.

The Audit Committee met with representatives of the independent registered public accounting firm without management present on four (4) occasions during fiscal 2015. Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Form 10-K for the year ended June 30, 2015, for filing with the SEC.

Audit Committee
Robert Long, Chairman
Catherine Langham
Michael Miller

Compensation Committee

Functions, Meetings, and Composition of the Compensation Committee.  The Compensation Committee oversees and reviews all aspects of our compensation policies, plans, and benefits programs, including compensation of our executive officers. The Compensation Committee met three (3) times during fiscal 2015. Mr. Long, Ms. Langham, and Mr. Miller served on the Compensation Committee in fiscal 2015, with Mr. Miller serving as the chairperson.

Role of the Compensation Committee.  The Compensation Committee is responsible for determining the compensation program for our executive officers, including our principal executive officer (currently our CEO), our principal financial officer (currently our CFO), and our three other most highly compensated executive officers for the fiscal year ended June 30, 2015 (collectively, the "Named Executive Officers"). The Compensation Committee is responsible for annually reviewing and approving annual base salary compensation for the Named Executive Officers. The Compensation Committee establishes and administers the bonus compensation program, which is re-evaluated each fiscal year, pursuant to which certain of our employees and executive officers may be eligible to receive bonuses. The Compensation Committee administers the Celadon Group, Inc. 2006 Omnibus Incentive Plan, as amended (the "Incentive Plan") and, subject to the provisions of the Incentive Plan, determines grants under the Incentive Plan for all employees, including the Named Executive Officers. Subject to certain restrictions, when it deems appropriate, the Compensation Committee may form and delegate to subcommittees the authority to undertake any of the foregoing responsibilities.

Compensation Committee Member Independence.  Each member of our Compensation Committee satisfies the independence and compensation committee membership criteria set forth in NYSE Rules 303A.02(a)(ii) and 303A.05.  In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including each director's source of compensation and affiliations.  Specifically, each member of the Compensation Committee (i) is independent under NYSE Rule 303A.02, (ii) meets the independence criteria in Rule 10C-1(b)(1) of the Exchange Act, (iii) did not directly or indirectly accept any consulting, advisory, or other compensatory fee from the Company, (iv) is not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary, and (v) does not have any other relationship with the Company that is material to the director's ability to be independent from management in connection with the duties of a Compensation Committee member. Furthermore, none of our Compensation Committee members had any business or personal relationship with any compensation consultant, legal counsel, or other advisor that was selected by or provided advice to our Compensation Committee in fiscal 2015.

Compensation Committee Charter. Our Compensation Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  A copy of the Compensation Committee's current charter is available on our website at http://www.celadontrucking.com.

Report of the Compensation Committee. In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee follows.

The Report of the Compensation Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Report of the Compensation Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Compensation Committee Report for Fiscal 2015

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (as required by Item 402(b) of Regulation of S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended June 30, 2015, and that the information contained in this report be incorporated by reference into the Celadon Group, Inc. Annual Report on Form 10-K for the year ended June 30, 2015.

Compensation Committee
Michael Miller, Chairman
Robert Long
Catherine Langham

Compensation Committee Interlocks and Insider Participation. None of the current members of the Compensation Committee have been, or are, one of our officers or employees.  In fiscal 2015, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled "Certain Relationships and Related Transactions."  During fiscal 2015, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity and no executive officers of such other entity served as a member of our Board of Directors or Compensation Committee.  For a description of other transactions between us and other directors and executive officers, see "Certain Relationships and Related Transactions" below.

Nominating and Corporate Governance Committee

Functions, Meetings, and Composition of the Nominating and Corporate Governance Committee.  In April 2015 our Compensation and Nominating Committee was split into a Compensation Committee and a Nominating and Corporate Governance Committee.  The purpose of the Nominating and Corporate Governance Committee is to provide assistance to our Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving risk assessment, corporate governance, and legal compliance functions, and to recommend director nominees for the selection by the Board of Directors.  The Nominating and Corporate Governance Committee met one (1) time during fiscal 2015.  Mr. Long, Ms. Langham, and Mr. Miller served on the Nominating and Corporate Governance Committee during fiscal 2015, with Ms. Langham serving as the chairperson.

Nominating and Corporate Governance Committee Charter.  Our Nominating and Corporate Governance Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  A copy of the Nominating and Corporate Governance Committee's current charter is available on our website at http://www.celadontrucking.com.

Director Nomination Process. The Nominating and Corporate Governance Committee recommends director nominees for selection by the Board of Directors. Our Board of Directors has adopted a policy of re-nominating incumbent directors who continue to satisfy the criteria for Board of Directors membership, whom the Nominating and Corporate Governance Committee believes continue to make important contributions to the Board of Directors, and who consent to continue to serve on the Board of Directors. The Nominating and Corporate Governance Committee will continue to periodically evaluate potential candidates for the Board of Directors.

In filling vacancies on the Board of Directors, the Nominating and Corporate Governance Committee will solicit recommendations for nominees from persons that the Nominating and Corporate Governance Committee believes are likely to be familiar with (i) our needs and (ii) qualified candidates. These persons may include members of the Board of Directors and management, advisors to us, or professional search firms.

Consideration of Director Candidates Recommended by Stockholders. The Nominating and Corporate Governance Committee also will consider proposed director nominees recommended by stockholders, provided that the following procedural requirements are satisfied. Director nominee recommendations should be mailed via certified mail, return receipt requested, and addressed to Director Nomination, Celadon Group, Inc., c/o Paul Will – Chairman of the Board and CEO, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235. In order to be considered, a stockholder recommendation must: (i) be received at least 120 days prior to the anniversary of the mailing date of our proxy statement for the prior year's Annual Meeting of Stockholders (by June 29, 2016 for director candidates to be considered for nomination for election at the Annual Meeting of Stockholders following the end of fiscal year 2016), however, if the date of such Annual Meeting of Stockholders is more than thirty days before or after December 11, 2016, then the deadline for submitting any director candidates for nomination for election at such Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials; (ii) contain sufficient background information, such as a resumé and references, to enable our Nominating and Corporate Governance Committee to make a proper judgment regarding the proposed nominee's qualifications; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director, if elected, and a representation that such proposed nominee qualifies as "independent" under NYSE Rule 303A.02 or, if the proposed nominee does not qualify, a description of the reason(s) he or she is not "independent"; (iv) state the name and address of the stockholder submitting the recommendation and the number of shares of our common stock owned of record or beneficially by such stockholder; and (v) if submitted by a beneficial stockholder, be accompanied by evidence (such as a recent brokerage statement) that the person making the recommendation beneficially owns shares of our common stock.

Criteria for Evaluating Director Nominees. In evaluating potential nominees, including potential nominees properly submitted by stockholders, our Nominating and Corporate Governance Committee will review the background and qualifications to determine the suitability of any potential nominee to serve on the Board of Directors. Specifically, the Nominating and Corporate Governance Committee will evaluate their skill, expertise, diversity, personal and professional integrity, character, business judgment, dedication, and time availability to serve on the Board of Directors. Other relevant factors are considered when the Nominating and Corporate Governance Committee considers such factors appropriate in the context of the needs of the Board of Directors and the Company.

With regard to specific qualities and skills, the Nominating and Corporate Governance Committee does not have any minimum qualifications that must be met to be considered. However, our Board of Directors believes it necessary that: (i) at least a majority of the members of the Board of Directors qualify as "independent" under NYSE Rule 303A.02 and applicable SEC rules; (ii) at least three members of the Board of Directors satisfy the audit committee membership independence criteria specified in NYSE Rule 303A.02; and (iii) at least one member of the Board of Directors, eligible to serve on the Audit Committee, have sufficient knowledge, experience, and training concerning accounting and financial matters so as to qualify as an "audit committee financial expert" within the meaning of Item 407(d)(5)(ii) of Regulation S-K.

Board Diversity. In recommending candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers Board diversity with an emphasis on diverse backgrounds, skills, and experience that will be beneficial to the Company.

Our Executive Officers

Set forth below is certain information regarding our current executive officers, with the exception of our CEO Mr. Will. See "Nominees for Directorships" above for information concerning the business experience of Mr. Will. All executive officers are elected annually by the Board of Directors.

Kenneth Core, 65, has been our Vice President and Secretary since January 2004. He was Vice President of Risk Management from July 2000 to December 2003. He served in various capacities at Builders Transport, Inc. and CRST, Inc. for over twenty-eight years, most recently as Vice President of Risk Management, prior to joining the Company in July 2000. Mr. Core has served on the ATA's Litigation Center Board of Directors since 2005 and has served on the Board of Directors of Polaris Captive Insurance Company since 2006.

Jonathan Russell, 44, has been our President of Asset Light Business Units since November 2010.  He was our Executive Vice President Logistics and President of TruckersB2B (a former wholly owned subsidiary of the Company) from August 2006 to November 2010. He was President of TruckersB2B from May 2003 to July 2006. He was COO of TruckersB2B from May 2002 to April 2003. He was Vice President of Operations for TruckersB2B from May 2000 to April 2002. Prior to joining TruckersB2B, Mr. Russell had been a Vice President in the Global Corporate Investment Bank of Citigroup Inc. ("Citi") for six years. While at Citi, Mr. Russell was responsible for the management of Citi's New York Treasury non-dollar fixed-income portfolio.

William E. Meek, 35, was named President and COO in July 2015. Mr. Meek previously served as our COO from October 2014 until July 2015.  Mr. Meek served as our Executive Vice President, CFO, and Treasurer from April 2012 until October 2014.  He served as our Vice President, Treasurer, and Principal Financial Officer from November 2010 to April 2012. He served Celadon Trucking Services, Inc. as Vice President of Finance and Treasurer from December 2008 to November 2010, Director of Finance from March 2006 to December 2008, and as a Financial Analyst from March 2004 to March 2006. Prior to joining Celadon Trucking Services, Inc., Mr. Meek worked as an auditor for Ernst & Young.

Bobby Peavler, 35, was named Executive Vice President, CFO and Treasurer in June 2015.  Mr. Peavler previously served as our Vice President and Principal Accounting Officer from October 2014 until June 2015. He served as Vice President of Accounting from December 2012 to October 2014, Corporate Controller from May 2011 to December 2012, and Assistant Controller from December 2004 to May 2011. Prior to joining the Company, Mr. Peavler worked as Tax Accountant with DeWitt and Shrader, PC in Indianapolis, Indiana.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees. The Code of Business Conduct and Ethics includes provisions applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, which constitute a "code of ethics" within the meaning of Item 406(b) of Regulation S-K. A copy of the Code of Business Conduct and Ethics is available on our website at www.celadontrucking.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, our directors and executive officers and any persons owning more than ten percent (10%) of our common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they filed. Based solely upon a review of the copies of such forms furnished to us, we believe that all of our officers, directors, and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the fiscal year ended June 30, 2015, except: (i) Robert Long, one of our directors, filed a Form 4 on December 16, 2014, one day after the reporting deadline for a restricted stock award granted under the 2006 Omnibus Incentive Plan, (ii) Stephen Russell, one of our directors, filed a Form 4 on March 6, 2015, one day after the reporting deadline for two sales transactions and three stock option exercises, which filing also reported eighteen gift transactions that took place from May 1, 2013 through April 14, 2014, and (iii) Paul Will, our Chairman and CEO, filed a Form 4 on March 6, 2015, one day after the reporting deadline for two sales transactions and one stock option exercise. Copies of Section 16(a) forms that our directors and officers file with the SEC are accessible through our website at www.celadontrucking.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement discusses the executive compensation of our Named Executive Officers and explains to our stockholders how our executive compensation programs, policies, and decisions are made with respect to the compensation of our Named Executive Officers.  In the Compensation Discussion and Analysis below, we also discuss and analyze our executive compensation program, including the various types of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement.  As noted in that section, our Compensation Committee, which is comprised only of directors who satisfy applicable SEC and NYSE independence requirements, oversees and administers our executive compensation policies and practices.

Overview and Philosophy of Compensation

We believe the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success. Our philosophy of executive compensation is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) foster employee commitment, (iii) align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders, and (iv) enhance executives' incentives to increase our stock price and maximize stockholder value. In many instances, we build our compensation elements around long-term retention and development together with annual rewards. To this end, we have sought to provide competitive levels of compensation that integrate pay with our annual and long-term performance goals and reward performance.

The Compensation Committee oversees all of our executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, (iii) consider factors related to our performance as a company, including accomplishment of our long-term business and financial goals, and (iv) determine and approve the compensation level of our CEO based upon such evaluation. The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives' interests with the interests of our stockholders. The Compensation Committee must also review and approve all forms of incentive compensation, including annual cash bonuses, stock option grants, restricted stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

Role of Stockholder "Say-on-Pay"

At our 2014 Annual Meeting, we held an advisory vote on executive compensation, commonly known as "say-on-pay."  While the vote is advisory and non-binding, the Compensation Committee reviewed, and will continue to consider, the voting results to determine the cause of any significant negative voting results.  A majority of the votes cast (excluding abstentions and broker non-votes) at our 2014 Annual Meeting were in favor of the non-binding proposal on executive compensation, and the Compensation Committee considered this outcome an overall approval of our compensation policies and procedures, while recognizing a desire by our stockholders for the Compensation Committee to continue to closely scrutinize and evaluate the appropriate levels and methods of compensation.  The Compensation Committee believes that stockholder approval of our compensation policies was lower than in previous years because of our continued use of time vesting restricted stock rather than performance vesting restricted stock. The Compensation Committee continues to believe that the combination of time vesting restricted stock (which provides upside potential and downside exposure without the accounting complexity of performance vesting restricted stock) and performance-based annual bonuses provided an appropriate balance of incentive-based and retention-based compensation.  However, the Compensation Committee will continue to evaluate whether to use performance vesting restricted stock as part of our compensation strategy.

The Compensation Committee also understands that Institutional Shareholder Services expressed concern over the Company's levels of compensation relative to shareholders' return on investment.  As with the 2015 Bonus Program, the Compensation Committee determined not to include a discretionary component in the 2016 Bonus Program applicable to certain Named Executive Officers, opting instead to grant bonuses to such officers based solely on the achievement of earnings per share ("EPS") performance targets.  While consistent with the 2015 Bonus Program, this approach differs from previous years in which cash bonuses contained a discretionary component.  The Compensation Committee believes that EPS is a strong indicator of long-term stockholder value and that EPS performance targets appropriately incentivize our management to maximize stockholder value.

The Compensation Committee reserved the right to exercise negative discretion in awarding bonus amounts.  In addition, the Compensation Committee may still award discretionary bonuses to Named Executive Officers not covered by the 2016 Bonus Program.  See "Compensation Decisions with respect to Fiscal 2016" for more information.

Elements of Compensation

Our compensation program for executive officers consists of two major elements, fixed and incentive compensation.  The total compensation for executive officers consists of one or more of the following components: (i) base salary, (ii) incentive compensation, which may include a performance-based annual bonus and long-term equity incentive awards, which in recent years have been in the form of stock options and/or restricted stock grants, (iii) other compensation, including specified perquisites, and (iv) employee benefits, which are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements.  In making decisions regarding an executive's total compensation, the Compensation Committee considers whether the total compensation is fair and reasonable, internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees, and within a reasonable range of the compensation afforded by other opportunities, overall economic conditions, and our recent historical performance. The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive's leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial results, the creation of stockholder value, and current and past compensation. In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.  The Compensation Committee also takes into account the tax and accounting consequences associated with each element of compensation.  In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee's general understanding of compensation levels of public companies, and the historical compensation levels of the executive officers.

We generally do not rely on rigid formulas, other than performance measures under our annual bonus program, or short-term changes in business performance when setting compensation. In addition, the Compensation Committee has the authority to engage various compensation advisors. The Compensation Committee does not currently engage in benchmarking when considering the structure of compensation for our employees.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executives, but not at a level that alone allows the executives to achieve the overall compensation they desire.  Base pay is a critical element of our compensation program because it provides our executive officers with stability.  Compensation stability allows our executives to focus their attention and efforts on our business objectives, which includes creating stockholder value.  In determining base salaries, we consider the executive's current salary and the executive's qualifications and experience, including, but not limited to, the executive's length of service with us, the executive's industry knowledge, and the executive's leadership, integrity, scope of responsibilities, dedication to us and our stockholders, past performance, and future potential of providing value to our stockholders. We set our base salaries at a level that allows us to pay a portion of an executive officer's total compensation in the form of incentive compensation (including annual cash bonuses and long-term incentives) and perquisites.  We believe this mix of compensation helps us incentivize our executives to maximize stockholder value in the long run.  We consider adjustments to base salaries annually and as needed in respect of changes in responsibilities to reflect the foregoing factors but do not apply a specific weighting to such factors.

Incentive Compensation

Long-Term Incentives

Our Incentive Plan is a broad-based equity plan that we use to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate, and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executives' and stockholders' long-term interests by creating a strong, direct link between executive pay and stockholder return.  The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value a company's long-term prospects).   Over time, the Compensation Committee expects to grant equity primarily using restricted stock.

Other aspects of the equity compensation portion of the program include the following:

•
a target run rate of equity grants equivalent to 1% to 2% of outstanding shares granted per year, with a fair value (considering stock options at their Black-Scholes value upon issuance and restricted stock at the closing stock price on the date of issuance) equal to approximately 1% of market capitalization annually;

•	a target grant date value equal to approximately 1.0 to 1.5 times base salary; and

•	time vesting of restricted stock awards over four or five years.

The Compensation Committee considered various alternatives for structuring incentive compensation, including the use of performance targets for restricted stock vesting. The Compensation Committee determined that the combination of time vesting restricted stock (which provides upside potential and downside exposure without the accounting complexity of performance vesting stock) and performance-based annual bonuses provided an appropriate balance of incentive-based and retention-based compensation.

Performance-Based Annual Bonuses

Consistent with our goal of improving stockholder value, the Compensation Committee primarily evaluates earnings per share for determining whether to grant performance-based bonuses and the amount of such bonuses, if any.  In fiscal 2015, we adopted a bonus program that awarded annual cash bonuses based on the achievement of certain earnings per share thresholds and the discretion of the Compensation Committee. The total amount of each bonus under the bonus program was based on target bonus amounts as a percentage of the Named Executive Officer's annual salary. When making determinations related to grants of performance-based bonuses, the Compensation Committee considers various factors, including Company performance, operating metrics, and individual performance and responsibilities. The annual bonuses granted for fiscal 2015 were granted on the basis of the Company's improved financial and operating results and the contribution of each of the grant recipients to such results. Specific criteria evaluated by the Compensation Committee in granting these awards are described in more detail below.  In the past, the Compensation Committee has exercised negative discretion in awarding bonus amounts.

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program.  We believe that these benefits generally allow our executives to work more efficiently in the execution of their duties.  The costs of these benefits constitute only a small percentage of each executive's total compensation.  In setting the amount of these benefits, the Compensation Committee considers each executive's position and scope of responsibilities and all other elements comprising the executive's compensation.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our CEO

Mr. Paul Will has served our Company in many roles since joining us in 1993, including his role as President from November 2010 to July 2015. In December 2012, Mr. Will became our CEO and became our Chairman in July 2015.

In August 2014 the Compensation Committee reviewed the 2014 Bonus Program.  The 2014 Bonus Program, unlike the 2015 and 2016 Bonus Programs, specifically reserved a certain percentage of Mr. Will's bonus as subject to the Compensation Committee's discretion.  After reviewing the results of the Company during fiscal 2014, the Compensation Committee (then the Compensation and Nominating Committee) granted Mr. Will a performance bonus of $471,250 which included a discretionary amount of $43,875. When granting this bonus, the Compensation Committee considered (i) the magnitude of Mr. Will's ability to impact corporate performance based on his responsibilities, (ii) the composition of Mr. Will's total compensation package, (iii) our long-term financial goals, and (iv) the improvement in the Company's financial results and Mr. Will's continued contributions to those results.

In September 2014, the Compensation Committee approved a performance-based cash incentive plan for certain executive officers (the "2015 Bonus Program") under which Mr. Will was eligible to receive a target bonus of 65% of his base salary for fiscal 2015, or $325,000. The percentage of salary assigned to Mr. Will's potential bonus was based on the Compensation Committee's evaluation of (i) the magnitude of Will's ability to impact corporate performance based on his responsibilities, (ii) the composition of Will's total compensation package, and (iii) our long-term financial goals.  The Compensation Committee set performance targets for Mr. Will that were tied to the achievement by the Company of earnings per share targets.  The performance targets for Mr. Will were the same performance targets for our COO and our President of Asset Light Business Units, as discussed below.  Mr. Will was entitled to receive between 0% and 200% of his target bonus depending on the level of performance target achieved.  Because we achieved our consolidated performance target for 2015 at the 200% level, the Compensation Committee awarded a performance bonus to Mr. Will for fiscal 2015 under the 2015 Bonus Program in the amount of $650,000.  Unlike previous years, Mr. Will's bonus did not include a discretionary component.

In January 2015, after considering Mr. Will's position, scope of responsibility, ability to affect our results, ability to create stockholder value, and historic and recent performance, as partially described above, and as a retention incentive, the Compensation Committee granted Mr. Will 45,000 restricted shares.  The January 2015 grant is time-based and will vest as follows: (i) 25% of the shares vest January 28, 2016; (ii) 25% of the shares vest January 28, 2017; (iii) 25% of the shares vest January 28, 2018; and (iv) 25% of the shares vest January 28, 2019.

Compensation Paid to Our Other Named Executive Officers

For all Named Executive Officers other than our CEO, the form and amount of compensation awarded by the Compensation Committee was partially based on recommendations made by the CEO. As discussed above, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, and its general understanding of compensation levels at public companies to determine that the CEO recommendations with respect to the compensation levels and forms were appropriate for 2015.  For 2015, the form of compensation paid to our Named Executive Officers was generally consistent with past years, with compensation consisting primarily of base salary, performance-based cash bonuses pursuant to the 2015 Bonus Program (with the exception of Mr. Core, Mr. Peavler, and Ms. Tarble), and equity compensation in the form of time vesting restricted stock grants.  For each of the Named Executive Officers, the Compensation Committee considered, among other things, our financial and operating results for the periods ended June 30, 2014 and 2015, the duties and responsibilities of each Named Executive Officer, and the length of time each Named Executive Officer has been with us, as further described in each executive's biographical information found herein.

In August 2014 the Compensation Committee reviewed the 2014 Bonus Program.  The 2014 Bonus Program, unlike the 2015 and 2016 Bonus Programs, specifically reserved a certain percentage of the applicable Named Executive Officers' bonus as subject to the Compensation Committee's discretion. After reviewing the results of the Company for fiscal 2014 and the contributions made by each officer to those results, the Compensation Committee awarded discretionary performance bonuses in the following amounts: Mr. Jonathan Russell - $22,613, Mr. Meek - $15,863, Mr. Core - $35,000, Mr. Peavler - $27,500, and Ms. Tarble - $32,500, each related to results achieved and the contribution by each recipient to those results for fiscal 2014. Mr. Jonathan Russell's, Mr. Meek's, Mr. Core's, Mr. Peavler's, and Ms. Tarble’s bonuses were awarded as a result of improved Company performance and in recognition of their continued service as President of Asset Light Business Units, Executive Vice President, CFO and Treasurer, Vice President and Secretary, Principal Accounting Officer, and Vice President, Treasurer, and Principal Financial Officer, respectively.

In October 2014, Mr. Meek's base salary was increased to $285,000 annually from $235,000 annually in connection with his appointment as Executive Vice President and COO. In January 2015, Mr. Core's base salary was increased to $160,000 annually from $150,000 annually. Mr. Peavler's base salary was increased in June 2015 to $160,000 annually from $120,000 annually in connection with his appointment as Executive Vice President, CFO, and Treasurer.  These increases were granted by the Compensation Committee based on Messrs. Meek's and Peavler's promotions as well as each executive's scope of responsibilities and historical and recent performance of the Company and each executive. Mr. Jonathan Russell's and Ms. Tarble’s salary remained at $335,000 and $119,635, respectively, for fiscal 2015.

The Compensation Committee also made grants of restricted shares to each of the other Named Executive Officers in January 2015.  After considering previous restricted stock grants to each Named Executive Officer, other than the CEO in prior years and each Named Executive Officer's base salary, position, scope of responsibility, ability to affect our results, ability to create stockholder value, and historic and recent performance, the Compensation Committee granted: (i) Mr. Jonathan Russell 12,500 restricted shares, (ii) Mr. Core 4,500 restricted shares, (iii) Mr. Meek 22,500 restricted shares, (iv) Mr. Peavler 4,000 restricted shares, and (v) Ms. Tarble 4,000 restricted shares.  All shares were granted in January 2015. As with the grant to Mr. Will discussed above, all grants made to the other Named Executive Officers will vest ratably over four years.  The Compensation Committee believes its 2015 restricted stock grants provide an appropriate mix of long-term incentive based compensation to our Named Executive Officers, while encouraging each Named Executive Officer to work toward achieving the Company's goal of continued financial improvement.

Pursuant to the 2015 Bonus Program adopted in September 2014, the Compensation Committee approved annual cash bonus opportunities for fiscal 2015 under which Mr. Meek and Mr. Jonathan Russell were eligible to receive a cash bonus award based on a percentage of their respective base salaries. These bonuses involved the achievement of the earnings per share goals and, unlike previous years, did not include a discretionary component.  The percentage of salary assigned to each of these officers was adjusted for any salary changes during the year and was based on the Compensation Committee's evaluation of: (i) the magnitude of each officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each officer's total compensation package, and (iii) our long-term financial goals.

The Compensation Committee established the following criteria for attainment of the 2015 cash bonuses:

Name and Position	Target Bonus as a Percentage of Salary	Target Bonus in Dollars
William E. Meek, President and COO (former Executive Vice President, CFO, and Treasurer)	50%	$117,500

Jonathan Russell, President of Asset Light Business Units	35%	$117,250

As noted above, under the 2015 Bonus Program, the entire potential bonus for each Named Executive Officer is based on an earnings per share target, unlike our previous cash bonus programs, which have included a discretionary component.  The Compensation Committee reserved the right to exercise negative discretion in awarding bonus amounts.

The recipients were eligible to earn between 0% and 200% of the target, depending on the level of performance.

Earnings per share is equal to diluted earnings per share as reflected in our audited financial statements, excluding any gain or loss attributable to extraordinary non-cash items.  The bonus amounts under the 2015 Bonus Program were linear in between the identified earnings per share targets and adjusted for the pro forma impact of any acquisitions or dispositions.

Diluted EPS Calculation
Fiscal 2015 EPS	Percentage of Target Bonus
<$1.10	0%
$1.10	50%
$1.20	100%
$1.30	150%
$1.40	200%

The Compensation Committee viewed the 2015 performance targets as reflecting a range of performance that is achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.

The Compensation Committee met in July 2015 to discuss and review the 2015 bonus awards for the Named Executive Officers.  The Compensation Committee reviewed the 2015 Bonus Program and our earnings per share.  After determining that we achieved the earnings per share target at the 200% level, the Compensation Committee awarded a performance bonus to each of Mr. Meek and Mr. Russell under the 2015 Bonus Program in amounts falling within the ranges set forth above.  Mr. Meek's bonus was adjusted to recognize his increase in annual salary from $235,000 annually to $285,000 annually, for a total bonus amount of $285,000.  Additionally, each of Mr. Core, Mr. Peavler, and Ms. Tarble were awarded discretionary bonuses of $60,000, $60,000, and $50,000, respectively, related to results achieved and contribution to those results for fiscal 2015.

We also provided Mr. Jonathan Russell with a company vehicle and each Named Executive Officer with 401(k), medical, dental, and group life insurance. Each perquisite is designed to help the officer more effectively carry out their responsibilities for us.

Compensation Decisions with Respect to Fiscal 2016

The Compensation Committee annually reviews and considers increases in the base salaries of our Named Executive Officers, as well as proposals to grant equity awards to each Named Executive Officer based on the number of restricted shares granted to each Named Executive Officer in prior years and each Named Executive Officer's base salary, position, scope of responsibility, ability to affect our results, ability to create stockholder value, and historic and recent performance, as described above.  In connection with his appointment to the position of President and COO in July 2015, Mr. Meek's base salary was increased to $375,000 annually from $285,000 annually. In July 2015, Mr. Will's base salary was increased to $550,000 annually from $500,000 annually.  In increasing Mr. Will's salary, the Compensation Committee recognized Mr. Will's continued, significant contributions to us and our results, as well as his additional responsibilities resulting from his appointment as Chairman. Management had not proposed and the Compensation Committee had not yet considered any further changes to the salaries of our Named Executive Officers. Nevertheless, the Compensation Committee may consider changes to the Named Executive Officers' base salaries and grants of equity awards to the Named Executive Officers in future meetings.

In July 2015, the Compensation Committee further approved a cash bonus program for fiscal 2016 (the "2016 Bonus Program") for certain Named Executive Officers.  Under the 2016 Bonus Program, the Compensation Committee adopted the following target bonus amounts for each of the officers listed below:

Name and Position	Target Bonus as a Percentage of Salary	Target Bonus in Dollars

Paul Will Chairman and CEO	100%	$550,000

William E. Meek President and COO	100%	$375,000

Bobby Peavler Executive Vice President, CFO, and Treasurer	100%	$160,000

The amount of bonus paid is based on the achievement of earnings per share targets and does not include a discretionary component as in prior years.  The Compensation Committee reserved the right to exercise negative discretion in awarding bonus amounts.

For the earnings per share target, the recipients may earn between 0% and 200% of the portion of such target, depending on the level of performance.  Earnings per share is equal to diluted earnings per share as reflected in our audited financial statements, excluding any gain or loss attributable to extraordinary non-cash items.  The bonus amounts are linear in between the identified earnings per share targets and adjusted for the pro forma impact of any acquisitions or dispositions.

Diluted EPS Calculation
Fiscal 2016 EPS	Percentage of Target Bonus
<$1.50	0%
$1.50	50%
$1.60	100%
$1.70	150%
$1.80	200%

The Compensation Committee viewed the 2016 performance targets as reflecting a range of performance that is achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.  The 2016 performance targets do not reflect any view of management or the Compensation Committee concerning earnings expectations for the year.

19th Capital Group Transaction and Profits Interest Grant to Named Executive Officers

During the first fiscal quarter of 2016, we entered into a joint venture called 19th Capital Group, LLC ("19th Capital") for the purpose of financing additional growth of our Quality Companies business segment ("Quality Companies" or "Quality").  Quality Companies facilitates the ownership and leasing of new tractors by independent contractors who contract to provide tractor and driver capacity to us and to other fleets.  We have identified the growth of Quality Companies as a strategic priority for several reasons.  First, we believe the market for tractors under management is growing faster than the general truckload freight market.  Second, our consolidated buying power, warranty plans, and maintenance and insurance expertise allow us to provide a differentiated services suite to independent contractors and third party fleets that may not have the capacity or desire to build these skill sets internally.  Third, the Quality Companies business, to the extent pursued off-balance sheet with financial partners, has the prospect for more consistent margins, lower capital expenditures, and higher return on invested capital than our traditional truckload business.  Fourth, we are able to access an entrepreneurial and high-performing segment of the professional truck driving population that otherwise may go unserved generally or untapped by us.

Over the past two fiscal years, our Quality Companies unit has grown tractors under management to approximately 4,900 at June 30, 2015, from 750 at June 30, 2013.  In addition, Quality Companies has approximately 13,000 tractors on order over the next several years.  To be able to deploy sufficient capital to realize the growth potential associated with these tractor orders, we will need to arrange for significant additional sources of financing.

To date, substantially all of Quality's tractors have been purchased by us on favorable terms through our consolidated buying power and then sold to Element Financial Corporation ("Element") at a profit.  Element then leases the tractors to independent contractors who provide capacity to us and other trucking companies. Under a servicing arrangement, Quality Companies provide Element and its lessees with driver recruiting, lease payment remittance, insurance, maintenance, and other services for a fee.  We are not a guarantor of the Element financing or the leases, and we do not share in the profit or loss from the lease revenue stream or the residual value of the tractor assets. The assets and debt associated with these tractors are not included in our consolidated balance sheets.  The historical arrangement with Element has been positive, and we expect it to continue.  However, we believe Element's capacity to grow fully with Quality Companies could be limited by their account concentration limits as well as their desire to limit participation in the third party fleet market.  In addition, we believe it is in our best interest to diversify our sources of growth capital and encourage competitive terms.  Accordingly, we have been seeking additional financial partners.

After reviewing multiple proposals for financing the Quality Companies fleet business, most of which would have required direct or indirect credit support from us, and resulting balance sheet consolidation, we received a proposal from Larsen MacColl Partners, an unaffiliated investment firm ("LMC"), to form 19th Capital to perform a role similar to Element's but with additional economic opportunity for us.  We evaluated the joint venture as follows:

Celadon			LMC
•	Move portfolio off balance sheet, with no financial statement consolidation expected	•	Controlling ownership position
•	Opportunity to grow fleet business and participate in economics from lease income stream and residual value of tractors	•	Minimal LMC operating responsibility
•	Portfolio sale and servicing terms at least as favorable to us as under the agreements with Element	•	Portfolio purchase and servicing terms substantially similar to those granted to Element
•	No management participation in equity until after a complete return of capital to the investors	•	Significant equity incentive for 19th Capital and our management to align interests
•	Our compensation committee to consider the value received by any executive officer from the profits interests in 19th Capital in making its future compensation decisions involving executive officers	•	Opportunity to meet hurdle rate returns
•	No transactions with, hiring of, or compensation of, our personnel without consent of our independent directors

The capitalization of 19th Capital included $4.0 million of cash from Tiger, ELS LLC ("Tiger"), an entity controlled by LMC, for 66.7% of 19th Capital's Class A interests and $2.0 million of cash from us for 33.3% of the Class A interests.  These amounts may be increased to fund future growth, and we have the right, but not the obligation, to keep our pro rata interest. The members of 19th Capital are party to a certain Limited Liability Company Agreement of 19th Capital Group, LLC (the "LLC Agreement"). Under the LLC Agreement, the affirmative vote of members holding a majority of percentage interests of each respective class is required for an act of the members.  Generally, any distributions are paid first to the Class A members up to an amount equal to their respective capital contributions, plus a Class A preferred return of 12% per annum of their respective capital contributions, then to the Class B members in accordance with their percentage interests.  Class A members have preemptive rights with respect to new issuances of equity.  The LLC Agreement also contains other customary provisions relating to governance and management, tax matters, indemnification, and restrictions on transfer of membership interests.

In addition, LMC and we determined that the success of 19th Capital was highly dependent on the active involvement and aligned interest of management of 19th Capital, Quality Companies, and us, in order to continue to grow the third party fleet business.  Accordingly, participants from each of those management teams have been granted incentive units in the form of Class B interests that participate in profits of 19th Capital after return of all current and future invested capital. On a fully diluted basis, after return of capital to the Class A members and taking into account the participation of Celadon and Tiger, profit distribution would be 48% to Tiger, 25% to Celadon, 14% to Celadon management, 9% to Quality Companies management, and 4% to 19th Capital management.  These management allocations reflect LMC's and our viewpoints of the historical and expected future contributions to the Quality Companies business model and industry relationships that will drive growth opportunities.

Certain relationships between us and our Named Executive Officers who are Class B members (the "Related Class B Members"), along with the percentage of Class B membership interest held by each Related Class B Member, are described below.

Class B Member	Relationship	Class B Percentage Interest
Paul Will	Chief Executive Officer and Chairman of the Company	4.5%
William E. Meek	President and Chief Operating Officer of the Company	4.5%
Bobby Peavler	Executive Vice President, CFO, and Treasurer of the Company	1.0%
Leslie Tarble	Executive Vice President, CFO, and Treasurer of Quality	4.5%

19th Capital is a newly formed company with no significant operating history.  19th Capital's ability to pay dividends is restricted by, among other things, its cash needs, financing arrangements, and provisions of law.  In addition, Class B members are not entitled to receive any dividends until the Class A members receive a preferred return, as noted above.  There is no recognized market for 19th Capital's Class B equity and the transfer of such equity is subject to significant restrictions in the LLC Agreement.  The Class B equity is intended to qualify as a "profits interest" under the Internal Revenue Code.  Thus, the Class B equity does not share in any value of 19th Capital existing on the grant date and has a capital account of zero.  To date, no distributions have been paid in respect of Class B equity interests.  It is impracticable to determine an approximate dollar value of the Related Class B Members' interest in the 19th Capital transaction at this time.

The 19th Capital Group transactions were approved by a committee of our board of directors comprised solely of independent directors.  In addition, the Compensation Committee determined that due consideration would be given to any amounts received by our NEOs in respect of their Class B interests when making future compensation decisions with respect to such persons.  Although the Class B grants may not be reportable as compensation because of the nature of the grants and the fact that 19th Capital Group is not a subsidiary of ours, we are reporting the grants to ensure stockholder awareness of the grants and our view that such grants are necessary and beneficial to promote the growth of Quality Companies.

On September 28, 2015, Quality entered into a Portfolio Purchase and Sale Agreement, a Fleet Program Agreement, a Service Agreement, and a Program Agreement (collectively, the "Lease Portfolio Agreements") with 19th Capital.  Under the Lease Portfolio Agreements, Quality sold a portfolio of independent contractor leases for approximately $13.6 million and agreed to perform certain ongoing services with respect to such leases, as well as future leases or financings provided to owner operators by 19th Capital.  In the future, we expect to sell tractors and/or portfolios of tractor leases to 19th Capital.  The magnitude of sale transactions and services between 19th Capital and us could be material.

Employment Agreements

We have a separation agreement with Mr. Will, our Chairman and CEO. The agreement with Mr. Will reflects the fact that a significant portion of his total compensation may, at any point in time, consist of unvested stock options or restricted stock holdings and that some measure of protection against a possible, but unpredictable, action of successor corporations is desirable for both Mr. Will and the Company. This agreement also reduces the risk that alignment between the interests of Mr. Will will be decoupled from our stockholders' interests by a change-in-control event. The payout provisions under this agreement were established based on prevailing market practice.

Under Mr. Will's separation agreement with us, we have the right at any time, with or without prior written notice, to terminate his employment or obtain his resignation. The agreement provides that in the event of termination of employment, Mr. Will will be entitled to receive from us: (i) a lump-sum payment in an amount equal to one year's salary less normal withholding; (ii) a pro-rata bonus payment equal to the then current bonus formula for the time employed in the then current fiscal year up to the date of termination in that fiscal year less normal withholdings; (iii) a lump sum payment equal to twelve months of COBRA premiums for the group medical and dental plans; and (iv) a lump sum payment in an amount equal to twelve months of his car allowance.  In addition, in such event, Mr. Will will be entitled to exercise any vested or unvested stock options he then has in accordance with the terms of the Incentive Plan, for a period of one year from the termination of his employment.

In October 2013, we entered into a service agreement with Mr. Stephen Russell which superseded the Company's employment agreement with Mr. Stephen Russell. Under the service agreement, Mr. Stephen Russell continues in his position as Chairman of the Board in a non-employee role. Mr. Stephen Russell's compensation under the service agreement is $300,000 per year.  The term of the service agreement is through December 2015, with a one-year renewal option upon mutual agreement of us and Mr. Stephen Russell. Mr. Stephen Russell is prevented under the service agreement from competing with us for two years following termination of the agreement or his resignation. If the service agreement is terminated by us or by Mr. Stephen Russell for any reason other than for cause or by the death of Mr. Stephen Russell, we will pay Mr. Stephen Russell the balance owed under the service agreement as of the date of termination. The service agreement also allows Mr. Stephen Russell to retain any previously granted stock options that have vested and provides that he may exercise those options at any time until ninety days after his resignation or termination.

Currently, we do not have any other employment contracts, severance agreements, change in control agreements, non-competition agreements, separation agreements, or other arrangements with any of our other Named Executive Officers that would provide for payment or benefit to a Named Executive Officer at, following, or in connection with a change in control, a change in a Named Executive Officer's responsibilities, or a Named Executive Officer's termination of employment, including registration, severance, retirement, or constructive termination. The Compensation Committee will continue to evaluate the Company's needs on this issue from time-to-time.

Other Policies and Considerations

Risk Considerations Regarding Compensation

We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees and encourage the avoidance of excessive or inappropriate risks.  Our Compensation Committee assesses the risks that could arise from such policies and practices by regularly reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which includes long-term equity awards and performance-based annual bonuses), perquisites, employee benefits, and other compensation.  Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a materially adverse impact on the Company.  In making this determination, our Compensation Committee primarily considered the following factors:

•
Our general compensation structure utilizes a combination of short-term (such as base salary and performance-based annual bonuses) and long-term (equity awards) elements.  This balanced mix aligns our compensation with the achievement of short- and long-term Company goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize excessive or unreasonable risk-taking by employees in pursuit of short-term benefits.

•
Variable compensation elements are based on financial results, including earnings per share, our long-term financial goals, the composition of each Named Executive Officer's total compensation, and the ability of each Named Executive Officer to impact our performance and contribute to improved financial results.

•	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.
•	Base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry.
•
Our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct were implemented to reinforce the balanced compensation objectives established by our Compensation Committee.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal 2013, 2014, and 2015 awarded to, earned by, or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Paul Will, CEO and Chairman	2015	500,000	-	1,040,850	650,000	14,173	2,205,023
	2014	500,000	43,875	1,061,280	427,375	19,285	2,051,815
	2013	452,000	350,000	1,028,000	-	38,193	1,868,193
Bobby Peavler, Executive Vice President, CFO, and Treasurer	2015	119,039	60,000	92,520	-	512	272,071
William E. Meek, President and COO	2015	267,692	-	520,425	285,000	3,433	1,076,550
	2014	223,461	15,863	530,460	154,512	2,826	927,122
	2013	196,000	160,000	514,000	-	2,682	872,682
Jonathan Russell, President of Asset Light Business Units	2015	335,000	-	289,125	164,150	11,864	800,139
	2014	335,000	22,613	434,160	220,262	13,906	1,025,941
	2013	326,000	160,000	514,000	-	9,672	1,009,672
Kenneth Core, Vice President and Secretary	2015	154,807	60,000	104,085	-	2,417	321,309
	2014	152,884	35,000	108,540	-	2,471	298,895
	2013	149,353	35,000	102,800	-	2,609	289,762
Leslie Tarble, Former Principal Financial Officer(5)	2015	119,635	50,000	92,520	-	1,746	263,901

(1)
See "Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Compensation Paid to our Named Executive Officers – "Compensation Paid to Our Chief Executive Officer," and "Compensation Paid to Our Other Named Executive Officers" for a description of the fiscal 2014 and fiscal 2015 bonus amounts.

(2)
This column represents the grant date fair value of the stock awards under FASB ASC Topic 718 granted to the Named Executive Officers during fiscal 2015, 2014, and 2013. The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to Note 1, Organization and Summary of Significant Accounting Policies and Note 5, Stock Plans, of our consolidated financial statements in the Form 10-K for the year-ended June 30, 2015, as filed with the SEC on September 10, 2015. These amounts reflect our expected accounting expense over the relevant performance period and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(3)
This column represents the dollar amount earned by Messrs. Will, Meek, and Jonathan Russell pursuant to the 2014 and 2015 Bonus Programs for achieving certain performance targets as provided in the 2014 and 2015 Bonus Programs. For additional information on the fiscal 2015 awards to Messrs. Will, Meek and Russell see "Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Compensation Paid to our Named Executive Officers – "Compensation Paid to Our Chief Executive Officer" and "Compensation Paid to Our Other Named Executive Officers."

(4)	See the "All Other Compensation Table" for additional information.
(5)	Ms. Tarble served as the Company’s Principal Financial Officer for a portion of fiscal 2015 and is therefore considered a Named Executive Officer for fiscal 2015.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Company Contribution to 401(k) Plans ($)	Severance Payments / Accruals ($)	Total ($)
Paul Will	2015	9,800(1)	1,085	3,288	-	14,173
Bobby Peavler	2015	-	512	-	-	512
William E. Meek	2015	-	1,085	2,348	-	3,433
Jonathan Russell	2015	7,250(2)	2,015	2,600	-	11,865
Kenneth Core	2015	-	698	1,719	-	2,417
Leslie Tarble	2015	-	418	1,328	-	1,746

(1)	This amount consists of $9,800 for a company automobile.
(2)	This amount consists of $7,250 for a company automobile.

Narrative to Summary Compensation Table

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during fiscal 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)
Paul Will	1/28/2015 -	- 162,500	- 325,000	- 650,000	45,000 -	1,040,850 -
Bobby Peavler	1/28/2015	-	-	-	4,000	92,520
William E. Meek	1/28/2015 -	- 71,250	- 142,500	- 285,000	22,500 -	520,425 -
Jonathan Russell	1/28/2015 -	- 58,625	- 117,250	- 234,500	12,500 -	289,125 -
Kenneth Core	1/28/2015	-	-	-	4,500	104,085
Leslie Tarble	1/28/2015	-	-	-	4,000	92,520

(1)
The amounts reported in these columns are not actual awards; they represent the possible threshold, target, and maximum awards that could have been earned by the Named Executive Officer based upon a percentage of the grant date salaries.  These amounts were adjusted for salary changes during the year. The actual amount earned by the Named Executive Officer is reported in the Summary Compensation Table. The threshold amount represents the minimum earnings per share target.

(2)
This column represents the grant date fair value of the stock awards under FASB ASC Topic 718 granted to the Named Executive Officers during fiscal 2015. The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to Note 1, Organization and Summary of Significant Accounting Policies and Note 5, Stock Plans, of our consolidated financial statements in the Form 10-K for the year-ended June 30, 2015, as filed with the SEC on September 10, 2015. These amounts reflect our expected accounting expense over the relevant performance period and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(3)	Shares will vest over a four year period (25% vests on 01/28/2016, 25% vests on 1/28/2017, 25% vests on 1/28/2018, and 25% vests on 1/28/2019).

Narrative to Grants of Plan-Based Awards

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of the equity grants made during fiscal year 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of June 30, 2015. All stock option grants and equity incentive plan awards are in shares of our common stock.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Paul Will	10/26/07	147,206	-	8.67	10/26/17	-	-
	1/24/12	-	-	-	-	12,500(2)	258,500
	1/22/13	-	-	-	-	25,000(4)	517,000
	3/10/14	-	-	-	-	35,200(5)	727,936
	1/28/15	-	-	-	-	45,000(8)	930,600
Bobby Peavler	1/21/11	2,500	-	14.39	1/21/21	-	-
	10/25/11	-	-	-	-	375(1)	7,755
	10/23/12	-	-	-	-	1,500(6)	31,020
	1/30/14	-	-	-	-	1,500(7)	31,020
	1/28/15	-	-	-	-	4,000(8)	82,720
William E. Meek	10/25/11	-	-	-	-	1,250(1)	25,850
	4/24/12	-	-	-	-	1,250(3)	51,700
	1/22/13	-	-	-	-	12,500(4)	258,500
	3/10/14	-	-	-	-	17,600(5)	363,968
	1/28/15	-	-	-	-	22,500(8)	465,300
Jonathan Russell	10/26/07	75,000(9)	-	8.67	10/26/17	-	-
	1/24/12	-	-	-	-	7,500(2)	155,100
	1/22/13	-	-	-	-	12,500(4)	258,500
	3/10/14	-	-	-	-	14,400(5)	297,792
	1/28/15	-	-	-	-	12,500(8)	258,500
Kenneth Core	10/26/07	10,000	-	8.67	10/26/17	-	-
	1/21/11	10,000	-	14.39	1/21/21	-	-
	10/25/11	-	-	-	-	750(1)	15,510
	1/22/13	-	-	-	-	2,500(4)	51,700
	3/10/14	-	-	-	-	3,600(5)	74,448
	1/28/15	-	-	-	-	4,500(8)	93,060
Leslie Tarble	1/21/11	5,000	-	14.39	1/21/21	-	-
	10/25/11	-	-	-	-	375(1)	7,755
	10/23/12	-	-	-	-	1,500(6)	31,020
	1/30/14	-	-	-	-	1,500(7)	31,020
	1/28/15	-	-	-	-	4,000(8)	82,720

(1)
This amount represents unvested restricted stock grants as of June 30, 2015. The grants vested over a four year period (25% vested on 10/25/12, 25% vested on 10/25/13, 25% vested on 10/25/14, and 25% vested on 10/25/15).

(2)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vested on 1/24/13, 25% vested on 1/24/14, 25% vested on 1/24/15, and 25% vests on 1/24/16).
(3)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vested on 4/24/13, 25% vested on 4/24/14, 25% vested on 4/24/15, and 25% vests on 4/24/16).
(4)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vested on 1/22/14, 25% vested on 1/22/15, 25% vests on 1/22/16, and 25% vests on 1/22/17).
(5)
This amount represents unvested restricted stock grants.  The grants vest over a five year period (20% vested on 3/10/15, 20% vests on 3/10/16, 20% vests on 3/10/17, 20% vests on 3/10/18 and 20% vests on 03/10/19).

(6)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vested on 10/23/13, 25% vested on 10/23/14, 25% vested on 10/23/15, and 25% vests on 10/23/16).
(7)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vested on 1/30/15, 25% vests on 1/30/16, 25% vests on 1/30/17, and 25% vests on 1/30/18).
(8)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vests on 1/28/16, 25% vests on 1/28/17, 25% vests on 1/28/18, and 25% vests on 1/28/19).
(9)	This amount represents unexercised options transferred to Mr. Jonathan Russell as a gift from his father and one of our directors, Mr. Stephen Russell, in January 2008.

Option Exercises and Stock Vested

The following table sets forth information concerning the vesting of certain option and stock awards in fiscal 2015 for our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul Will	156,050	3,847,658	42,300	964,266
Bobby Peavler	-	-	1,875	39,561
William E. Meek	2,500	59,889	15,150	349,766
Jonathan Russell	79,900	1,717,850	22,850	517,515
Kenneth Core	-	-	3,650	80,178
Leslie Tarble	-	-	1,813	38,345

Pension Benefits

We do not offer, and the Named Executive Officers did not participate in, any pension plan during any period while employed by us.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2015.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Robert Long	28,750	70,992(3)	99,742
Catherine Langham	55,000	70,992(3)	125,992
Michael Miller	72,500	70,992(3)	143,492
Stephen Russell	300,000	-	300,000

(1)
This column represents the amount of cash compensation earned in fiscal 2015 by non-employee directors for service on the Board of Directors and, with respect to Mr. Long, Ms. Langham, and Mr. Miller, on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

(2)
This column represents the grant date fair value of the stock awards under FASB ASC Topic 718 granted to the non-employee directors during fiscal 2015. The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to Note 1, Organization and Summary of Significant Accounting Policies and Note 5, Stock Plans, of our consolidated financial statements in the Form 10-K for the year-ended June 30, 2015, as filed with the SEC on September 10, 2015. These amounts reflect our expected accounting expense over the relevant performance period and do not correspond to the actual value that will be recognized by the directors.

(3)
In December 2014 each non-employee director, excluding Mr. Russell, received 3,355 shares of our common stock, determined by dividing the current year's director compensation subject to payment in common stock, by the closing market price of our common stock on the date of grant, or $21.16 per share. These shares are subject to certain holding and other restrictions.

Narrative to Director Compensation

For fiscal 2015, with the exception of Mr. Stephen Russell, directors who are not our employees received annual compensation consisting of cash compensation of $50,000, plus an additional $2,500 for serving on a committee, $2,500 for serving as a committee chair, and, for Mr. Miller, $15,000 for serving as lead independent director. There were no fees paid for meeting attendance. In addition, we established equity compensation for our non-employee directors, excluding Mr. Stephen Russell, of approximately $71,000, consisting of a number of shares of restricted stock equal to $71,000 divided by the closing stock price on the date of the grant (rounded to the nearest share). Accordingly, at the 2014 Annual Meeting, each of our non-employee directors, excluding Mr. Stephen Russell, received equity compensation of approximately $71,000, consisting of a number of shares of restricted stock equal to $71,000 divided by the closing stock price on the date of the grant (rounded to the nearest share), which resulted in each such director receiving restricted stock awards in the amount of 3,355 shares. The restricted stock awards will vest entirely on the date of the 2015 Annual Meeting. The shares must be held for a minimum of two years following the vesting date so long as the recipient remains a director.  Mr. Stephen Russell’s compensation for his Board service consisted of $300,000 in cash paid pursuant to his October 2013 service agreement with us.  See “Employment Agreements” for additional information on Mr. Stephen Russell’s service agreement.

For fiscal 2016, the annual compensation program for directors will remain the same as in fiscal 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 13, 2015, the number and percentage of outstanding shares of our common stock beneficially owned by (i) each person known by us to beneficially own more than five percent (5%) of the outstanding shares of the common stock, (ii) each of our Named Executive Officers, (iii) each of our directors, and (iv) all of our directors and executive officers as a group.  Share numbers and other information for BlackRock, Inc. ("BlackRock"), Invesco Ltd. ("Invesco"), T. Rowe Price Associates, Inc. ("T. Rowe"), Wellington Management Group LLP ("Wellington"), and Dimensional Fund Advisors LP ("Dimensional") included in the following table and notes are solely based upon Schedules 13G and 13G/A filed by BlackRock, Invesco, T. Rowe, Wellington, and Dimensional with the SEC on January 23, 2015, January 30, 2015, February 13, 2015, February 12, 2015, and February 5, 2015, respectively.  We had issued and outstanding 27,851,827 shares of common stock as of October 13, 2015.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class(2)
Common Stock	Paul Will	307,206(3)	1.10%
Common Stock	Jonathan Russell	292,204(4)	1.05%
Common Stock	Kenneth Core	80,992(5)	*
Common Stock	William E. Meek	72,000(6)	*
Common Stock	Bobby Peavler	12,875(7)	*
Common Stock	Leslie Tarble	16,150(8)	*
Common Stock	Stephen Russell	434,455(9)	1.56%
Common Stock	Michael Miller	37,327(10)	*
Common Stock	Robert Long	3,355(11)	*
Common Stock	Catherine Langham	28,594(12)	*
Common Stock	BlackRock, Inc.	1,990,788(13)	7.15%
Common Stock	Invesco Ltd.	1,402,516(14)	5.04%
Common Stock	T. Rowe Price Associates, Inc.	1,557,296(15)	5.59%
Common Stock	Wellington Management Group LLP	2,145,403(16)	7.70%
Common Stock	Dimensional Fund Advisors LP	1,262,767(17)	4.53%
Common Stock	All directors and executive officers as a group (9 persons)	1,269,008(18)	4.56%

*	Represents beneficial ownership of not more than 1% of the outstanding common stock.
(1)
The address of each Named Executive Officer and other directors is 9503 East 33rd Street, One Celadon Drive, Indianapolis, IN 46235. The address of Blackrock is 40 East 52nd Street, New York, NY 10022. The address of Frontier is 99 Summer Street, Boston, MA 02110. The address of Invesco is 1555 Peachtree Street NE; Atlanta, GA 30309. The address of Royce is 745 Fifth Avenue, New York, NY 10151. The address of T. Rowe is 100 E. Pratt Street, Baltimore, MD 21202. The address of Wellington is 280 Congress Street Boston, MA 02210.

(2)
Beneficial ownership is calculated in accordance with the rules of the SEC. A person is deemed to have "beneficial ownership" of any security that he or she has a right to acquire within sixty days following October 13, 2015. Shares of common stock underlying stock options that are currently exercisable or will be exercisable within sixty days following October 13, 2015 are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of all executive officers and directors as a group, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or entity. As a result, the denominator used in calculating beneficial ownership percentages among our stockholders and management may differ. As of October 13, 2015, our executive officers and directors held shares of common stock underlying stock options currently exercisable or that will become exercisable within sixty days following October 13, 2015 in the following amounts: Mr. Will – 147,206; Mr. Jonathan Russell – 75,000; Mr. Core – 20,000; Mr.  Meek – 0; Mr. Peavler – 2,500; Ms. Tarble – 5,000; Mr. Stephen Russell –0; Mr. Miller – 0; Mr. Long – 0; and Ms. Langham – 0.

(3)
Includes: (a) 160,000 shares held directly by Mr. Will, and (b) 147,206 shares covered by stock options granted to Mr. Will that are currently exercisable or that will become exercisable within sixty days.

(4)
Includes (a) 211,717 shares held directly by Mr. Jonathan Russell, (b) 75,000 shares covered by stock options received by Mr. Russell as a gift from his father and one of our directors, Mr. Stephen Russell, that are currently exercisable, and (c) 5,487 shares held by Mr. Jonathan Russell's sons, of which Mr. Jonathan Russell disclaims beneficial ownership for purposes of Section 16 of the Exchange Act or for any other purpose.

(5)
Includes: (a) 60,992 shares held directly by Mr. Core, and (b) 20,000 shares covered by stock options granted to Mr. Core that are currently exercisable or that will become exercisable within sixty days.

(6)	Represents 72,000 shares held directly by Mr. Meek.
(7)
Includes: (a) 10,375 shares held directly by Mr. Peavler, and (b) 2,500 shares covered by stock options granted to Mr. Peavler that are currently exercisable or that will become exercisable within sixty days.

(8)
Includes: (a) 11,150 shares held directly by Ms. Tarble, and (b) 5,000 shares covered by stock options granted to Ms. Tarble that are currently exercisable or that will become exercisable within sixty days.

(9)
Includes: (a) 408,985 shares held directly by Mr. Stephen Russell, and (b) 25,470 shares held by Mr. Stephen Russell's spouse, of which Mr. Stephen Russell disclaims beneficial ownership for purposes of Section 16 or for any other purpose.

(10)	Represents 37,327 shares held directly by Mr. Miller.
(11)	Represents 3,355 shares held directly by Mr. Long.
(12)	Represents 28,594 shares held directly by Ms. Langham.
(13)	Represents 1,990,788 shares beneficially owned by BlackRock, (a) 1,935,332 over which it has sole voting power, and (b) 1,990,788 over all of which it has sole dispositive power.
(14)	Represents 1,402,516 shares beneficially owned by Invesco, (a) 1,305,601 over which it has sole voting power, and (b) over all of which it has sole dispositive power.
(15)	Represents 1,557,296 shares beneficially owned by T. Rowe, (a) 294,596 shares over which it has sole voting power, and (b) over all of which it has sole dispositive power.
(16)	Represents 2,145,403 shares beneficially owned by Wellington, (a) 1,532,611 shares over which it has shared voting power, and (b) over all of which it has shared dispositive power.
(17)	Represents 1,262,767 shares beneficially owned by Dimensional, (a) 1,201,413 shares over which it has sole voting power, and (b) over all of which it has sole dispositive power.
(18)	The Company has determined that it has no executive officers other than its Named Executive Officers, excluding Ms. Tarble who is no longer an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee has established procedures relating to the review, approval, or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest ("Interested Transactions"). Upon review of the material facts of all Interested Transactions, the Audit Committee will either approve or disapprove the Interested Transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are arms'-length and the extent of the related person's interest in the transaction. No director may participate in any discussion or approval of an Interested Transaction for which he is a related party. If an Interested Transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party. Although not evidenced in writing, we feel these policies and procedures best serve the Company and therefore we follow them closely. Each year our directors and officers are asked to disclose any Interested Transaction and are reminded that Interested Transactions should be brought to the Audit Committee's attention prior to consummation so any such transactions or relationships may be reviewed.

Mr. Stephen Russell is the father of Mr. Jonathan Russell, and all arrangements between the Company and Mr. Jonathan Russell are described elsewhere in this proxy statement.

See "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 19th Capital Group Transaction and Profits Interest Grant to Named Executive Officers" above for a description of transactions among 19th Capital, us, and certain of our executive officers.

See "Corporate Governance – The Board of Directors – Committees of the Board of Directors – Compensation Committee – Compensation Committee Interlocks and Insider Participation" for a description of transactions between us and members of our Compensation Committee or their affiliates.

PROPOSAL 2
ADVISORY, NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this Proxy Statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed on pages 12 to 27.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective

Attract and retain talented executives and motivate those executives to achieve superior results.
We link compensation to achievement of goals and continued employment with the Company. Our base salaries are set to provide stability for our executives while encouraging improved performance. We also utilize multi-year vesting requirements for equity-based compensation to promote long-term ownership.

Align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders.
Annual cash bonuses for each of our Named Executive Officers are based on criteria that are important to our success. In fiscal 2015, the Compensation Committee adopted a bonus plan that considers financial performance, our long-term financial goals, the composition of each Named Executive Officer's total compensation, the ability of each Named Executive Officer to impact our performance and contribute to improved financial results, and the individual performance and responsibilities of our Named Executive Officers. The 2015 Bonus Program provided a target bonus for certain Named Executive Officers based on a percentage of annual salary.  The Named Executive Officers were eligible to receive between 50% and 200% of their target bonuses based on the achievement of diluted earnings per share performance targets.  Unlike previous years, the 2015 Bonus Program did not include a discretionary component.  The fiscal 2016 Bonus Program is similarly based on a target bonus as a percentage of the salary of each Named Executive Officer, with only diluted EPS targets and no discretionary component.  Under both the 2015 and 2016 Bonus Programs, the Compensation Committee reserved the right to exercise negative discretion in awarding bonus amounts.

Enhance executives' incentives to increase our stock price and maximize stockholder value.	Annual cash incentives based on our financial performance keep management focused on near-term results.

The equity compensation component, which includes awards such as stock options and restricted stock grants, provides balance to our other elements of our compensation program and creates incentive for executives to increase stockholder value over an extended period of time.

We attempt to keep base salaries relatively low and weight overall compensation toward incentive and equity-based compensation.

A majority of the votes cast (excluding abstentions and broker non-votes) at our 2014 Annual Meeting were in favor of the non-binding proposal on executive compensation, and the Compensation Committee considered this outcome to be an overall approval of our compensation policies and procedures, while recognizing a desire by our stockholders for the Compensation Committee to continue to closely scrutinize and evaluate the appropriate levels and methods of compensation. We urge stockholders to read the Compensation Discussion and Analysis beginning on page 12 of this Proxy Statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal No. 2:

"RESOLVED, that the stockholders approve, in an advisory, non-binding vote, the compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion."

This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth herein, we are not aware of any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any person who has been our director or executive officer at any time since the beginning of the Company's last fiscal year or any proposed nominee for election as a director, or any associate of any of the foregoing, in any matter to be acted upon at the Annual Meeting, other than the election of directors and the impact on such persons as Participants in the Incentive Plan, which is proposed to be amended.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have engaged BKD, LLP ("BKD") as our principal independent registered public accounting firm for fiscal 2016, and we expect to continue to engage BKD for fiscal 2017. A representative from BKD is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Principal Accounting Fees and Services

BKD billed us the following amounts for services provided in the following categories during the fiscal years ended June 30, 2015 and 2014:

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$309,576	$233,448
Audit-Related Fees(2)	49,090	0
Tax Fees(3)	0	0
All Other Fees(4)	66,981	14,264
Total	$425,647	$247,712

(1)
"Audit Fees" represents the aggregate fees billed for professional services rendered by BKD for the audit of our annual financial statements and audit of internal controls and review of financial statements included in our quarterly reports on Form 10-Q and annual report on Form 10-K, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for that fiscal year.

(2)
"Audit-Related Fees" represents aggregate fees billed, other than Audit Fees, for assurance and related services by the principal independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting.

(3)
"Tax Fees" represents the aggregate fees billed for professional services rendered by BKD for tax compliance, tax advice, and tax planning. We were not billed any Tax Fees in fiscal 2015 or fiscal 2014.

(4)	"All Other Fees" represent the aggregate fees billed for products and services provided by BKD, other than Audit Fees, Audit-Related Fees, and Tax Fees.

The Audit Committee maintains a policy pursuant to which it pre-approves all audit services and permitted non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm's independence. Under this policy, the Audit Committee pre-approves, on an annual basis, specific types of categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by the independent registered public accounting firm. Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement. Management and the independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the firm in accordance with the annual pre-approval, and the fees for the services performed to date. If management believes that a new service, or the expansion of a current service, provided by the independent registered public accounting firm is necessary or desirable then such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the independent registered public accounting firm to render such services. No audit-related, tax, or other non-audit services were approved by our Audit Committee pursuant to the de minimus exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C) of Regulation S-X during the fiscal year ended June 30, 2015.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to the Annual Meeting of Stockholders following our 2016 fiscal year, stockholder proposals intended to be presented at that meeting must be received by us in writing on or before June 29, 2016. However, if the date such Annual Meeting of Stockholders is more than thirty days before or after December 11, 2016, then the deadline for submitting any stockholder proposal for inclusion in the proxy materials relating to such Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

We must receive in writing any stockholder proposals intended to be considered at the Annual Meeting of Stockholders following our 2015 fiscal year, but not included in our proxy materials relating to that meeting, by September 12, 2016. Any such proposal received after September 12, 2016 is untimely. However, if the date of such Annual Meeting of Stockholders is more than thirty days before or after December 11, 2016, then the deadline for submitting any such Stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Pursuant to Exchange Act Rule 14a-4(c)(1), the proxy holders designated by an executed proxy in the form accompanying our 2016 Proxy Statement will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals should be sent to our principal executive offices at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235 to the attention of Paul Will, our President and Chief Executive Officer. Stockholder proposals must comply with the rules and regulations of the SEC.

See "Corporate Governance – Committees of the Board of Directors and Director Nominations – Compensation Committee – Director Nomination Process" for information regarding how stockholders can recommend director candidates for consideration by the Nominating and Corporate Governance Committee.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying form of proxy will have discretionary authority to vote proxies on such matters in accordance with their judgment, unless the person executing any such proxy indicates that such authority is withheld.

Celadon Group, Inc.

/s/ Kenneth Core
Kenneth Core
Secretary

October 27, 2015

CELADON GROUP, INC. 9503 EAST 33RD STREET INDIANAPOLIS, IN 46235
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors.	[ ]	[ ]	[ ]	_______________________________
Nominees

01 Stephen Russell	02 Catherine Langham	03 Michael Miller	04 Paul Will	05 Robert Long

The Board of Directors recommends you vote FOR the following proposal:
	For	Against	Abstain
2. Advisory, non-binding vote to approve the compensation of the Company's Named Executive Officers as disclosed in the Proxy Statement.	[ ]	[ ]	[ ]

NOTE: Transact such other business as may properly come before the annual meeting.

For address change / comments, mark here. (see reverse for instructions)	[ ]

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

CELADON GROUP, INC.
Annual Meeting of Stockholders
December 11, 2015 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Stephen Russell, Michael Miller, and Paul Will, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CELADON GROUP, INC. (the "Company") that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, local time, on 12/11/2015, at the Company's corporate headquarters and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side